Exhibit 99.1

Heritage Commerce Corp Declares Quarterly Cash Dividend of $0.03 Per Share

San Jose, California — August 12, 2013 — Heritage Commerce Corp (Nasdaq:HTBK), On August 9, 2013, the Company’s Board of Directors declared a $0.03 per share quarterly cash dividend to holders of common stock and Series C preferred stock (on an as converted basis).  The dividend will be paid on September 20, 2013, to the shareholders of record on August 23, 2013.

Heritage Commerce Corp, a bank holding company established in February 1998, is the parent company of Heritage Bank of Commerce, established in 1994 and headquartered in San Jose with full-service branches in Danville, Fremont, Gilroy, Los Altos, Los Gatos, Morgan Hill, Pleasanton, Sunnyvale, and Walnut Creek.  Heritage Bank of Commerce is an SBA Preferred Lender.  For more information, please visit www.heritagecommercecorp.com.

Member FDIC